Exhibit 99.1

National American University Holdings, Inc. Declares Second Quarter 2015 Dividend of $0.045 Per Share

Rapid City, South Dakota, October 8, 2014 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that on October 6, 2014, the Company’s Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on December 31, 2014, to be paid on or about January 16, 2015. The Company operates on a May 31st fiscal year.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:

National American University Holdings, Inc.

Dr. Ronald Shape

605-721-5220

rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn	Adam Prior
415-568-2255	212-836-9606
csohn@equityny.com	aprior@equityny.com